EXHIBIT 23.A

FAX (713) 651-0849

1100 LOUISIANA SUITE 3800	HOUSTON, TEXAS 77002-5218	TELEPHONE (713) 651-9191
CONSENT OF RYDER SCOTT COMPANY, L.P.
     As independent petroleum engineers, Ryder Scott Company, L.P. hereby consents to the reference to us and our report under the captions “Part I — Item 1. Business — Natural Gas and Oil Properties” and “Part II — Item 8. Financial Statements and Supplementary Data — Supplemental Natural Gas and Oil Operations (Unaudited)” and the inclusion of our reserve reports as Exhibit 99.A and 99.B in the Annual Report on Form 10-K of El Paso Exploration and Production Company for the year ended December 31, 2006.

RYDER SCOTT COMPANY, L.P.
Houston, Texas
February 27, 2007

1200, 530 8TH AVENUE, S.W. 621 17TH STREET, SUITE 1550	CALGARY, ALBERTA T2P 3S8 DENVER, COLORADO 80293-1501	TEL (403) 262-2799 TEL (303) 623-9147	FAX (403) 262-2790 FAX (303) 623-4258